UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

September 11, 2006
Date of Report

Major Creations Incorporated
(Exact name of Registrant as Specified in its Charter)

Nevada	333-122870	98-0420577
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

57113 – 2020 Sherwood Drive
Sherwood Park, Alberta,
Canada T8A 5L7
(Address of Principal Executive Offices)

780-970-0996
(Registrant's Telephone Number)

Not Applicable

Check the appropriate box below if the Form-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230. 425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Secretary, Treasurer and Director of the Registrant, William Major, has resigned. The President and Director of the Registrant, Stan Major, has resigned. William Major and Terence Major, the other Directors of the Registrant, have also resigned.

Guy Peckham, Hui Li, Wang Hui and Gao Jiu have been appointed as Directors of the Registrant. Mr. Gao Jiu has been appointed as Chairman of the Board of Directors.

Guy Peckham has been appointed, effective September 4, 2006, as President and CEO of the Registrant. Mr. Peckham is a Director and President of Rubincon Ventures Inc., another reporting issuer under the Securities Exchange Act of 1934. At this time, he has not entered into an agreement to receive compensation for acting in this role or in his role as Director. Mr. Peckham has, for the last five years, been employed in various management and consulting capacities in a self-employed capacity.

Hui Li has been appointed, effective September 4, 2006 as Secretary and Treasurer of the Registrant. Mr. Li was employed as a Senior Director for the Technology Center T2CN Technology (Shanghai) Co. from June 2005 to June 2006. He was employed as the Manager for Data Center of Shanda Interactive Entertainment Limited from May 2003 to May 2005. From January 2002 to April 2004, he was the Senior Solution Consultant for NCR (China) Limited Shanghai Representative Office. From July 2000 to December 2001 he was employed as the DBA for Shangai Fudan Kingstar Computer Co., Ltd. Mr. Li is not a Director or Officer of any other reporting issuer.

Wang Hui has been appointed, effective September 4, 2006 as Vice President of the Registrant. From 2001 to present Ms. Hui has been the Vice General Manager of Shenzhen Digital Arts Technology Co., Ltd. Ms. Hui is not a Director or Officer of any other reporting issuer.

Gao Jiu has been appointed, effective September 4, 2006 as Chairman of the Board of Directors of the Registrant. Mr. Jiu was the founder and has been President of Shenzhen Digital Arts Technology Co., Ltd. since 2001. Mr. Jiu is not a Director or Officer of any other reporting issuer.

All of Guy Peckham, Hui Li, Wang Hui and Gao Jiu have not engaged in any related party transactions with the Registrant in the previous two years save and except that they are shareholders of Interstar Development Limited and will, if the Company’s proposed acquisition of Interstar Development Ltd. closes, receive shares of the Registrant issued to the shareholders of Interstar Development Limited as described below.

Item 8 – Other Events

Item 8.01 – Other Events

The Company has entered into a letter of intent with Interstar Development Ltd. (“Interstar”) to acquire all of the issued and outstanding shares of Interstar. The Letter of Intent calls for the issuance, to the shareholders of Interstar pro rata according to their interest, a total of 2,000,000 common shares of the Registrant issued after effecting the consolidation described below. The Letter of Intent is attached hereto as Exhibit 10.1.

The Letter of Intent calls for the Company and the shareholders of Interstar to enter into a definitive formal agreement on or before September 30, 2006. The Company intends to conduct due diligence on the affairs of Interstar prior to that date and to also determine if the financial history of Interstar can be audited in a manner consistent with and in conformity with SEC and US GAAP rules.

In the event that the Company does proceed to execution of a formal agreement with the shareholders of Interstar on or before September 30, 2006, the Company anticipates that this formal agreement would be disclosed on a report on Form 8-K. Upon closing of any proposed purchase of Interstar, the Company would be required to file a report on Form 8-K with 10SB disclosure of the business of Interstar, together with applicable audited consolidated pro forma financial statements for Interstar and the Company, within four (4) days of closing. This requirement results from the fact that the Company is, at present, a shell company.

The directors of the Company have resolved to increase the authorized shares of the Company to 200,000,000 common shares and have also resolved to split the Company’s shares on a 36 for 1 basis. These two corporate changes are expected to be effected sometime in later September after the Company has completed a planned change in its trust and transfer agent to Holladay Stock Transfer, Inc. of Arizona.

EXHIBITS

10.1	Letter of Intent dated September 5, 2006 between the Registrant and Interstar Development Limited.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MAJOR CREATIONS INCORPORATED

By: /s/ Guy Peckham
  Guy Peckham, Director and President

By: /s/ Wang Hui
Wang Hui, Director

Dated: September 11, 2006